TARONIS FUELS, INC.

EXECUTIVE BONUS PLAN

1. Purpose. The purpose of the Taronis Fuels, Inc. Executive Bonus Plan (the “Plan”) is to further link an executive’s interests with those of the Company’s by creating a direct relationship between key business and individual performance measurements and individual bonus payouts. The Plan is effective as of the date it is approved by the Company’s Board.

2. Definitions. The following terms will have the following meanings:

(a) “Affiliate” means any corporation or other entity controlled by the Company.

(b) “Applicable Law” means any applicable federal, state, foreign, material local, or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any governmental or regulatory body or self-regulatory organization.

(c) “Base Salary” means the Participant’s annualized rate of base salary on the last day of the Performance Period, before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any Company or Affiliate-sponsored plan.

(d) “Board” means the Board of Directors of the Company, as constituted from time to time.

(e) “Bonus” means a cash payment made pursuant to this Plan, the payment of which will be contingent on the attainment of Performance Goals with respect to a particular Performance Period.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

(g) “Committee” means the Compensation Committee of the Board of Directors.

(h) “Company” means Taronis Fuels, Inc., a Delaware corporation.

(i) “Participant” means as to any Performance Period, any “officer” as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended, and any other senior executive as designated by the Committee to participate in the Plan for that Performance Period.

(j) “Performance Criteria” means the performance criteria upon which the Performance Goals for a particular Performance Period are based, which may include any of the following, or such other criteria as determined by the Committee in accordance with the Plan: net earnings or net income (before or after taxes); basic or diluted earnings per share (before or after taxes); net revenues or net revenue growth; adjusted net revenues or net revenue growth; gross revenue or gross revenue growth; gross profit or gross profit growth; gross bookings or gross booking growth; net operating profit (before or after taxes); return on assets, capital, invested capital, equity or sales; cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); earnings before or after taxes, interest, depreciation and/or amortization; adjusted earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; improvements in capital structure; budget and expense management; debt levels or reduction; productivity ratios; economic value added or other value-added measurements; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency; working capital targets; enterprise value; active platform consumers or active platform consumer growth, trips; category market position; implementation or completion of projects or processes; completion of acquisitions or business expansion; sustainability; customer satisfaction; compliance; workforce diversity; workforce hiring or attrition; employee satisfaction; partner growth measures; or partner satisfaction.

Such Performance Criteria may relate to the performance of the Company as a whole, a business unit, division, department, individual, or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee will determine.

(k) “Performance Goals” means the goals selected by the Committee, in its discretion, to be applicable to a Participant for any Performance Period. Performance Goals will be based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Bonus will be paid and levels of performance at which specified percentages of the Target Bonus will be paid and may also include a maximum level of performance above which no additional Bonus amount will be paid.

(l) “Performance Period” means the period for which performance is calculated, which unless otherwise indicated by the Committee, will be the Company’s fiscal year, which commences on January 1st and ends on December 31st.

(m) “Plan” means this Executive Bonus Plan, as amended from time to time.

(n) “Pro-Rated Bonus” means an amount equal to the Bonus that would otherwise be payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate based on actual performance, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of days in the Performance Period.

(o) “Section 16 Participant” means an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.

(p) “Target Bonus” means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant’s Base Salary or as a fixed amount of cash.

3. Administration.

(a) Administration by the Committee. The Plan will be administered by the Committee. The Committee will be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Bonuses, prescribe forms and procedures for purposes of Plan participation and distribution of Bonuses, and adopt rules, regulations, and to take such actions as it deems necessary or desirable for the proper administration of this Plan. The Board will retain the authority to concurrently administer the Plan with the Committee.

(b) Delegation. The Committee may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company for administrative purposes, subject to the terms of the Committee’s charter.

(c) Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by Applicable Law.

4. Eligibility.

(a) General. Only executive level and other key employees of the Company and its participating Affiliates designated by the Committee to participate in the Plan for a given Performance Period are eligible to participate in the Plan.

(b) New Hires; Newly Eligible Participant. A newly hired or newly eligible Participant that becomes eligible after the beginning of a Performance Period will be eligible to receive a Pro-Rated Bonus for such Performance Period, unless otherwise provided in a written employment agreement with such Participant. In addition, if a Participant becomes eligible to participate in the Plan after the beginning of a Performance Period due to a promotion, then such Participant’s continuing eligibility under any other bonus arrangement sponsored by the Company will end as of the date of entry into this Plan, and any eligibility for a prorated bonus under such other plan will be determined by the Committee.

(c) Leaves of Absence. If a Participant is on a leave of absence for a portion of a Performance Period, the Committee may determine in its sole discretion whether the Participant will be eligible to receive a Bonus for such Performance Period (including a Pro-Rated Bonus reflecting participation for the period during which he or she was actively employed and not any period when he or she was on leave), subject to Applicable Law and any Company policy related to leaves of absence.

5. Terms of Bonuses.

(a) Determination of Target Bonus. Prior to, or reasonably promptly following the commencement of each Performance Period, the Committee, in its sole discretion, will establish the Target Bonus for each Participant, the payment of which will be conditioned on the achievement of the Performance Goals set for the relevant Performance Period.

(b) Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, the Committee will establish in writing the Performance Goals for the Performance Period and will prescribe a formula for determining the percentage of the Target Bonus, which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals will be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant (subject to Applicable Law).

(c) Adjustments. The Committee is authorized to adjust or modify the calculation of a Performance Goal for a Performance Period in its sole discretion, including but not limited to in connection with any one or more of the following events: asset write-downs; significant litigation or claim judgments or settlements; the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; any reorganization and restructuring programs; acquisitions or divestitures; goodwill and intangible asset impairment charges; any other specific unusual or nonrecurring events or objectively determinable category thereof as determined under generally accepted accounting principles (“U.S. GAAP”); foreign exchange rates; and a change in the Company’s fiscal year. The Committee may also adjust or eliminate the compensation or economic benefit due upon attainment of Performance Goals in its sole discretion, subject to the limitations of the Plan and compliance with Applicable Law.

6. Payment of Bonuses.

(a) Determination of Bonuses. In general, the Committee will determine the extent to which the Performance Goals have been achieved or exceeded, and the amount of each Participant’s Bonus, if any, following the completion of each Performance Period. The Committee may reduce, eliminate, or increase the amount of a Bonus if, in its sole discretion, such adjustment is deemed appropriate.

(b) Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee’s determination of the Bonuses payable for the applicable Performance Period, each Participant will receive a cash lump sum payment of his or her or its Bonus, less required withholding. In no event will such payment be made later than March 15 of the year following the year that contains the end of the Performance Period.

(c) Deferrals. The Committee, in its sole discretion, may permit a Participant to defer the payment of a Bonus that would otherwise be paid under the Plan. Any deferral election will be made in compliance with Applicable Law (including Section 409A of the Code, if applicable) and subject to such rules and procedures as will be determined by the Committee in its sole discretion.

7. Termination of Employment. Subject to the terms of an employment agreement between a Participant and the Company or an Affiliate, or any severance plan adopted by the Company or an Affiliate that is applicable to such Participant, if a Participant’s employment terminates for any reason prior to the date that Bonuses are paid then all of the Participant’s rights to a Bonus for the Performance Period will be forfeited.

8. General Provisions.

(a) Non-transferability. A Participant’s rights and interests under the Plan, if any, are not assignable or transferable voluntarily or involuntarily or by operation of law.

(b) Withholding. The Company will have the right to withhold from any Bonus any federal, state, local, or foreign income and employment taxes required by Applicable Law.

(c) No Right to Bonus. Unless otherwise expressly set forth in an employment or other agreement between the Company or an Affiliate and a Participant, a Participant will not have any right to any Bonus under the Plan until such Bonus has been paid to such Participant. Participation in the Plan in one Performance Period does not connote any right to remain a Participant in the Plan in any future Performance Period.

(d) No Right to Employment. Nothing in the Plan will confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant. The terms of this Plan do not form part of any employment or service agreement of a Participant and, to the extent a Participant has previously participated in any other bonus plan or scheme, participation in this Plan shall be conditional on participation in that other plan or scheme ceasing with immediate effect. For the avoidance of doubt, nothing contained in any employment or service agreement shall alter, amend or qualify the terms of the Plan (as amended from time to time).

(e) Non-Exclusive. Nothing in the Plan will limit the authority of the Company, the Board, or the Committee to adopt such other compensation arrangements as they may deem desirable for any Participant.

(f) Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment will adversely affect the rights of any Participant to Bonuses allocated prior to such amendment, suspension, or termination.

(g) Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary, or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right will be no greater than the right of an unsecured general creditor of the Company.

(h) Governing Law. The Plan will be construed, administered, and enforced in accordance with the laws of the state of Arizona without regard to conflicts of law.

(i) Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Bonus does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan will be interpreted and construed accordingly.

(j) Severability. In the event that any provision of the Plan will be considered illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions of the Plan, but will be fully severable.

(k) Successors. All obligations of the Company under the Plan with respect to Bonuses hereunder will be binding upon any successor to the Company.

(l) Clawback. All Bonuses are subject to clawback or recoupment under any clawback or recoupment policy adopted by the Board or the Committee in effect from time to time, or required by Applicable Law, during the term of Participant’s employment or other service with the Company that is applicable to officers, employees, directors, or other service providers of the Company. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan or agreement with the Company.